Exhibit (18)
To the Board of Directors and Shareholders of
Vulcan Materials Company:
Dear Sirs/Madams:
We have audited the consolidated balance sheets of Vulcan Materials Company and its subsidiary companies (the “Company”) as of December 31, 2005, 2004 and 2003, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for the years then ended, incorporated by reference in the Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 28, 2006, which expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” Note 10 to such financial statements contains a description of your adoption during the year ended December 31, 2005 of the change in the measurement date for the Company’s pension and other postretirement benefit plans from December 31 to November 30. In our judgment, such change is to an alternative accounting method that is preferable under the circumstances.
Yours truly,

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Birmingham, Alabama
February 28, 2006